Exhibit 99
                                To SEC Form 3 of
                               Sally Johnson-Chin

1.    Name and Address of Reporting Person:

      Sally Johnson-Chin
      One Fieldstone Drive
      Winchester, MA 01890

2.    Date of Event Requiring Statement:

      11/27/04

3.    Issuer Name and Trading Symbol:

      Integrated Pharmaceuticals, Inc. -- INTP

Notes

1. Shares are held in trust by Charles Schwab & Co., Inc. FBO IRAs in the name of the reporting person.

2. The warrant became exercisable with respect to 60,000 shares on July 1, 2004. It becomes exercisable with respect to 30,000 additional shares on each anniversary thereof through July 1, 2007.

3. Earlier of July 1, 2011, and certain transactions involving the sale of the company or all or substantially all of its assets or a merger, reorganization or consolidation in which more than 50% of the voting control changes is transferred.

4. Earlier of December 31, 2006, and certain transactions involving the sale of the company or all or substantially all of its assets or a merger, reorganization or consolidation in which more than 50% of the voting control changes is transferred.

5. Warrants held in trust by Charles Schwab & Co., Inc FBO an IRA in the name of the reporting person.

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